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                                                             Exhibit 10.57

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT ("AGREEMENT") made and entered into effective as of January 1, 2004 (the "EFFECTIVE DATE"), by and between GENAISSANCE PHARMACEUTICALS, INC. (the "CORPORATION"), a Delaware corporation with its principal office at 5 Science Park, New Haven, Connecticut, 06511, and KEVIN RAKIN ("EXECUTIVE"), an individual who resides at 14 Side Hill Road, Westport, Connecticut 06880.

     The Corporation and Executive desire to enter into this Agreement to set forth the terms and conditions of their employment relationship, commencing as of the Effective Date.

     Therefore, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. EMPLOYMENT. The Corporation shall employ Executive in the capacity of President and Chief Executive Officer (collectively, the "CEO") of the Corporation during the Employment Term, and Executive hereby accepts such employment on the terms and conditions hereinafter set forth. Executive represents that his employment by the Corporation pursuant to this Agreement does not violate any agreement, covenant or obligation to which he is a party or by which he is bound.

     2. DUTIES. During the Employment Term, Executive shall perform all duties, consistent with his position as CEO, assigned or delegated to him by the Board of Directors of the Corporation (the "BOARD"), and normally associated with the position of CEO, and he shall devote substantially all of his full business time and best efforts to the advancement of the interests and business of the Corporation; provided that Executive may pursue passive investments and interests which in the aggregate do not result in the diversion of a material amount of Executive's business time. The Corporation will use its best efforts to cause Executive to be a member of the Board throughout the Employment Term. Executive shall have complete operating and administrative responsibility and authority over the Corporation subject to reasonable policies established by the Board. The Corporation shall provide and maintain an office located in New Haven, Connecticut, from where Executive may perform his duties.

     3. TERM. The term of this Agreement shall begin on the Effective Date, and shall expire at the close of business on the day immediately preceding the fifth anniversary of the Effective Date, unless earlier terminated as provided in this Agreement (the "INITIAL TERM"). Upon expiration of the Initial Term and any subsequent term or extension thereof, this Agreement shall automatically be extended for an additional term of one (1) year, unless Executive or the Corporation elect to terminate this Agreement in accordance with the provisions of Section 12 of this Agreement (the INITIAL TERM, together with any subsequent terms or extensions, until termination or expiration in accordance with the provisions of this Agreement, shall be referred to herein as the "EMPLOYMENT TERM"). If Executive continues in the employ of the Corporation after the end of the Employment Term when no extension of this Agreement has been effected,

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then Executive's continued employment by the Corporation shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by the Corporation, or by the Executive, at will.

     4. COMPENSATION. As compensation for any and all services to be rendered by Executive to the Corporation pursuant to this Agreement, the Corporation shall pay Executive and provide Executive with the following compensation and benefits, which Executive agrees to accept in full satisfaction for his services:

            a. BASE SALARY. The Corporation shall pay Executive a Base Salary, payable in equal installments at such payment intervals as are the usual payroll practices of the Corporation, but not less often than monthly, at an annual rate of $349,400, less such deductions or amounts to be withheld as shall be required by applicable law or as may be allowed at the request of Executive (the "BASE SALARY"). The Base Salary shall be reviewed annually by the Board after the end of each fiscal year of the Corporation and shall be adjusted by such amount, if any, as the Board, in its sole discretion, shall determine. Any such adjustment of Base Salary shall be made effective as of January 1 of the fiscal year to which it applies

            b. BONUS. During the Employment Term and so long as Executive remains employed on the date of payment, Executive shall be eligible for a discretionary bonus (a "DISCRETIONARY BONUS") for each fiscal year of the Corporation in an amount, if any, determined by the Board in its sole discretion based upon (i) Executive's achievements in meeting his performance goals and (ii) the Corporation's achievements in meeting its performance goals, in each case, for the most recently ended fiscal year of the Corporation. Executive acknowledges that the Corporation may set the same goals for the Corporation and Executive, from time to time. In the event Executive's goals differ from the Corporation's goals, then the achievement of performance goals by the Executive and by the Corporation shall each account for fifty percent (50%) of Executive's maximum target bonus. Such performance goals have been established as of the date hereof for fiscal year 2003, and after the date hereof shall be established in the first quarter of each fiscal year during the Employment Term. Any Discretionary Bonus may be payable in any combination of cash, stock options, or restricted stock of the Corporation upon such terms and conditions as determined by the Board. The Corporation shall pay any Discretionary Bonus by the end of the first quarter of the following fiscal year. As any bonus paid to Executive is discretionary, the payment of any bonus in a year must not be construed as requiring the payment of a bonus in any other year.

            c. BENEFITS.

                  (i) To the extent he is eligible to participate pursuant to the terms of the relevant plan, Executive shall be entitled to participate in all group insurance programs, health, medical, dental, and disability plans, and other employee benefit plans which the Corporation may hereafter in its sole and absolute discretion make available generally to its employees (other than any incentive compensation

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            or equity ownership plans in which Executive shall be entitled to participate as set forth in subsection (iii) below), but the Corporation shall not be required to establish or maintain any such program or plan.

                  (ii) Executive shall be entitled to four (4) weeks paid vacation during each calendar year. Such vacation may be taken at such time or times as is reasonably consistent with the Corporation's vacation policies and the performance by Executive of his duties and responsibilities under this Agreement. Up to two weeks of unused vacation time in one year may be carried over and used in the subsequent year.

                  (iii) Executive shall be entitled to participate in the Corporation's 2000 Amended and Restated Equity Incentive Plan and the Corporation's Employee Stock Purchase Plan and in any other similar plan that may be established in the future by the Corporation.

                  (iv) The Corporation shall purchase, and throughout the Employment Term pay the premiums for, a $3,000,000 policy of term life insurance insuring the life of Executive (subject to his meeting the suitability requirements of the insurer). Executive shall be the owner of such policy and entitled to all of the rights of ownership including designation of the beneficiary thereof.

                  (v) Throughout the Employment Term, the Corporation, at its expense, shall furnish an automobile to Executive (owned or leased by the Corporation) commensurate with his position as CEO and shall reimburse Executive for reasonable maintenance, operating and insurance expenses incurred in the use of such automobile in connection with business activities conducted on behalf of the Corporation.

                  (vi) Subject to reasonable guidelines adopted by the Board, throughout the Employment Term, the Corporation shall pay (A) the costs of dues for membership in professional organizations whose activities are reasonably related to the business of the Corporation, and (B) the initiation fee and monthly dues for Executive's membership in one private club that offers luncheon and dinner eating facilities.

                  (vii) The Corporation shall provide Executive with a policy of long-term disability insurance with reasonable coverage and limits, which shall include the payment of benefits equal to at least sixty percent (60%) of Executive's Base Salary during the disability coverage period, and the Corporation shall pay the premiums, or a portion thereof for such disability insurance policy up to the cost charged by the insurer to insure a healthy male, non-smoker of Executive's age.

                  (viii) The Corporation also shall continue to provide to
            Executive all other fringe benefits that are presently being provided to Executive or such

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            comparable or additional fringe benefits of the same general type and quality as the Corporation may provide in the future to its executive employees.

            d. TAXES. All compensation and benefits are subject to applicable withholding taxes, federal, state, and local, and any other proper deductions.

            e. BENEFIT PLANS. Executive understands that the Corporation may amend, change, or cancel its employment policies and benefit plans at any time as allowed by law or by any applicable plan documents.

            f. SEVERANCE BENEFITS. Executive shall not receive any severance benefit except as described in Section 13 hereof.

     5. BUSINESS EXPENSES. The Corporation shall pay, or reimburse Executive for, the reasonable and necessary business expenses of Executive incurred in the performance of his duties hereunder, provided Executive provides timely and reasonable documentation thereof in accordance with the rules and regulations of the Corporation relating thereto.

     6. COMPLIANCE WITH POLICIES. Executive acknowledges and agrees that, except as set forth in this Agreement, compliance with the Corporation's policies, practices and procedures is a term and condition of his employment under this Agreement.

     7. INVENTIONS AND IMPROVEMENTS. Executive acknowledges, covenants and agrees that the Corporation shall be the sole owner of all the fruits and proceeds of Executive's services to the Corporation, including but not limited to all writings, inventions, discoveries, designs, systems, processes, software or other improvements relating to the business or products of the Corporation, whether or not patentable, registerable, or copyrightable, which Executive may, alone or with others, conceive, create, develop, produce or make during or as a result of his employment with the Corporation (collectively, the "INVENTION"), free and clear of any claims by Executive of any kind or character whatsoever other than Executive's rights to compensation under this Agreement. Executive agrees that he shall disclose each of the Inventions promptly and completely to the Corporation, and shall, at the request of the Board, execute such assignments, certificates or other instruments as the Board from time to time deems necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Corporation's right, title and interest in or to any or all of the Inventions. Executive agrees that he is bound by the terms of the Employee Agreement on Ideas, Inventions and Confidential Information, attached hereto as Exhibit A (the "INVENTIONS AGREEMENT") and that the Employee Agreement on Ideas, Inventions, and Confidential Information, dated June 6, 1992 is no longer of any force or effect and is hereby superseded by the Inventions Agreement, which shall continue in full force and effect according to its terms. Nothing in this Agreement shall be interpreted or construed as modifying the Inventions Agreement. To the extent that there is any conflict between the provisions of this Section and the provisions of the Inventions Agreement, the provisions of the Inventions Agreement shall govern.

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     8.  NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

            a. Executive acknowledges that, in and as a result of his employment by the Corporation, he will be making use of, acquiring and/or adding to the Corporation's Confidential Information (as hereinafter defined). As a material inducement to the Corporation to employ Executive and to pay Executive the compensation and benefits set forth in this Agreement, Executive covenants and agrees that he shall not, at any time during or following the Employment Term, directly or indirectly divulge or disclose for any purposes whatsoever, any Confidential Information that has been obtained by, or disclosed to, him as a result of his employment with the Corporation. For purposes of this Agreement, "Confidential Information" means, collectively, all confidential and proprietary matters and materials of the Corporation, including without limitation, (i) the Corporation's proprietary information, inventions, trade secrets, knowledge, data, know-how, intellectual property, systems, procedures, manuals, pricing policies, operational methods and information relating to the Corporation's products, processes, formulae, business plans, marketing plans and strategies, pricing strategies, customer lists, and all other subject matters pertaining to the business and/or financial affairs of the Corporation; (ii) the Corporation's proprietary information regarding plans and strategies for research, development, new products, future business plans, budgets and unpublished financial statements, licenses, prices and costs; (iii) proprietary information regarding the skills and compensation of other employees of the Corporation; and (iv) proprietary information disclosed in confidence to the Corporation by a third party with a duty on the Corporation to maintain the confidentiality of such information. The term "Confidential Information" shall not include any information that (x) has been made available generally to the public either by the Corporation or by a third party with the Corporation's consent, unless such information became available as a result of any action by Executive in violation of this Agreement, the Inventions Agreement, or his obligations under law, or
     (y) has been made available as a result of a final award, order, or ruling by an arbitration tribunal or a court of competent jurisdiction that has determined that such Confidential Information may be disclosed, or (z) is otherwise required to be disclosed in accordance with subsection b. below.

            b. If Executive is required by a court, arbitration tribunal, or governmental agency (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any Confidential Information, Executive may disclose such Confidential Information to such court, tribunal, or agency without liability hereunder, provided, that Executive first provides the Corporation with notice of any such requirement(s) as promptly as practicable, but in any case, to the extent possible, with sufficient timeliness to enable the Corporation to seek an appropriate protective order and/or waive its compliance with the relevant provisions of this Agreement.

            c. The term "customer" means any business, company, person, or any other entity to whom the Corporation or any of its affiliates has provided any product or service, whether or not for compensation, within a period of two (2) years prior to the time Executive ceases to be employed by the Corporation.

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     9.  COVENANTS AGAINST COMPETITION.

            a. NON-SOLICITATION OF EMPLOYEES. While employed by the Corporation and for a period of twelve (12) months from the date of termination of the Employment Term for any reason, Executive shall not directly or indirectly solicit, induce or encourage any of the Corporation's employees to terminate their employment with the Corporation or to accept employment with any competitor, supplier, client, agent or broker of the Corporation, nor shall Executive cooperate with any others in doing or attempting to do so. As used in this paragraph, the term "solicit, induce or encourage" includes, but is not limited to, (i) initiating communications with any employee of the Corporation relating to possible employment or independent contractor relationship, (ii) offering bonuses or additional compensation to encourage any employee of the Corporation to terminate his employment with the Corporation and accept employment with a competitor, supplier, client, agent or broker of the Corporation, or (iii) referring any employee of the Corporation to recruiters, personnel or agents employed by competitors, suppliers, clients, agents or brokers of the Corporation. Notwithstanding the foregoing, the term "solicit, induce or encourage", as used in this paragraph, specifically excludes any action by the Executive related to any of the Corporation's employees where it is in the Corporation's best interest to terminate any such employees as in the case of a planned reduction in force by the Corporation.

            b. NON-COMPETE. While Executive is employed by the Corporation and for a period of six (6) months from the date of termination of the Employment Term for any reason, Executive shall not directly or indirectly, as a principal, agent, contractor, employee, employer, partner, shareholder, proprietor, investor, member, director, officer or consultant or in any other capacity, engage in or perform any managerial or executive services for any corporation, partnership, individual or entity which is engaged in a business competitive with the Corporation or any affiliate of the Corporation, or to any customer of the Corporation or affiliate of the Corporation.

            c. For the purposes of this Agreement:

                  (i) The term "engaged in a business competitive with the Corporation or any affiliate of the Corporation" means directly or indirectly engaging in the business of pharmacogenomics or in the same or any similar business in which the Corporation or any of its affiliates engaged, as of the date of termination of the Employment Term, in any manner whatsoever; and

                  (ii) The term "affiliate" means any legal entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Corporation; and

                  (iii) The term "customer" means any business, company, person, and any other entity to whom the Corporation or any of its affiliates has provided any product or service, whether or not for compensation, within a period of two (2) years prior to the time Executive ceases to be employed by the Corporation.

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            d. EXCLUSION FOR INVESTMENTS. None of the provisions of this Section
     9 shall prohibit Executive from investing in securities (i) listed on a national securities exchange or actively traded over-the-counter so long as such investments are not greater than five percent (5%) of the outstanding securities of any issuer of the same class or issue, or (ii) of entities engaged in a business competitive with the Corporation so long as any such entity was not engaged in a business competitive with the Corporation at the time Executive made such investment.

     10. REASONABLENESS OF RESTRICTIONS.

            a. Executive has carefully read and considered the provisions of
     Section 8 and Section 9, and, having done so, agrees that:

                  (i) The restrictions set forth in Section 8 and Section 9, including but not limited to the character, duration, and geographical area of restriction, are fair and reasonable and are reasonably required for the protection of the good will and other legitimate business interests of the Corporation and its affiliates, officers, directors, shareholders, and other employees;

                  (ii) Executive has received and, pursuant to Section 14, will receive adequate consideration for such obligations; and

                  (iii) Such obligations do not prevent Executive from earning a livelihood.

            b. If, notwithstanding the foregoing, any of the provisions of
     Section 8 or Section 9 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid and unenforceable parts had not been included therein. If a court of competent jurisdiction determines that the character, duration, geographical scope, or related aspects of any provision of Section 8 or Section 9 are unreasonable in light of the circumstances as they then exist, then it is the intention of the parties that Section 8 and/or Section 9 shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Executive that are reasonable in light of the circumstances as they then exist and as are necessary to assure the Corporation, to the extent legally permissible, of the intended benefit of this Agreement and such restrictions, as so modified, shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

     11. REMEDIES FOR BREACH OF EXECUTIVE'S COVENANTS OF NON-DISCLOSURE AND NON-COMPETITION. Executive recognizes and agrees that the Corporation's remedy at law for any breach of Section 8 or Section 9 would be inadequate as such a breach would cause irreparable harm to the Corporation, and he agrees that, for any actual or threatened breach of such provisions, the Corporation shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance. All of the Corporation's remedies for any breach of this Agreement shall be

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cumulative and the pursuit of any one remedy shall not exclude the Corporation's pursuit of any other remedies.

     12. TERMINATION.

            a. DEATH. In the event that Executive dies during the Employment Term, this Agreement shall terminate automatically upon his death, upon which event Executive's legal representatives shall be entitled to receive, and the Corporation shall pay or cause to be paid to Executive's legal representatives, any Base Salary, and other compensation or benefits accrued but as yet unpaid on the date of Executive's death.

            b. INCAPACITY OR DISABILITY. If during the Employment Term, Executive is prevented from performing the duties or fulfilling the responsibilities of his employment under this Agreement by reason of any incapacity or disability for a continuous period of six (6) months, as determined by an independent qualified physician selected by the Corporation and reasonably acceptable to Executive (or his representative), then the Corporation may, upon thirty (30) days prior written notice to Executive, terminate Executive's employment hereunder, but Executive shall continue to be eligible to receive any benefits to which he may be entitled under the terms of any long-term disability plan or insurance policy maintained by the Corporation for its employees generally or for Executive specifically. In the event of such incapacity or disability, the Corporation shall continue to pay full compensation to Executive in accordance with the terms of this Agreement until the date of such termination.

            c. BY CORPORATION FOR CAUSE. The Corporation may, acting by majority action of the Board, upon written notice to Executive, terminate Executive's employment hereunder For Cause (as defined hereafter); provided that the Corporation shall first provide the Executive with an opportunity to be heard by the Board on any proposed termination For Cause by the Board. For purposes of this Agreement, the term "For Cause" shall mean (i) Executive's willful and material breach of this Agreement, which Executive fails to cure within thirty (30) days after receipt of written notice thereof; (ii) Executive's willful and material failure to adhere to any policy of the Corporation generally applicable to employees of the Corporation, which Executive fails to cure within thirty (30) days after receipt of written notice thereof; (iii) Executive's misappropriation (or attempted misappropriation) of a material business opportunity of the Corporation, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Corporation; (iv) Executive's misappropriation (or attempted misappropriation) of any of the Corporation's funds or property; (v) Executive's conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or of a lesser crime having as its predicate element fraud, dishonesty or misappropriation of property of the Corporation; (vi) Executive's willful misconduct or intentional insubordination; (vii) Executive's physical or mental disability or other inability to perform the essential functions of his position for a consecutive six (6) month period, with or without reasonable accommodation (as contemplated by the federal Americans with Disabilities
     Act) as determined by an independent qualified physician selected by the Corporation and

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     reasonably acceptable to Executive (or his representative), if Executive is not eligible for benefits under the terms of any long-term disability policy or insurance policy maintained by the Corporation for its employees generally or for Executive specifically; (viii) Executive's engaging in bad faith or gross negligence in the performance of his duties under this Agreement as determined in good faith by the Board or (ix) any other conduct of Executive sufficiently detrimental to the Corporation so as to warrant immediate termination of Executive's employment with the Corporation.

            In the event of termination For Cause of Executive's employment, Executive's right to receive compensation and other benefits hereunder (other than any Base Salary and any vacation accrued but as yet unpaid on the effective date of such termination) shall terminate on the effective date of such termination, and Executive shall not be entitled to any severance payments or benefits pursuant to Section 13.

            d. BY CORPORATION WITHOUT CAUSE; NON-RENEWAL. The Corporation may, at any time, for any reason other than For Cause, elect, by majority vote of the Board, to terminate Executive's employment or not to renew or extend the Employment Term upon thirty (30) days prior written notice to Executive. In the event of such termination other than For Cause, or non-renewal or non-extension, Executive shall be entitled to receive any Base Salary, and other compensation or benefits accrued but as yet unpaid on the date of Executive's termination other than For Cause or non-renewal or non-extension, but Executive shall not be entitled to receive any severance payments or benefits pursuant to Section 13 unless a Change of Control (as hereinafter defined) (i) has occurred within the 12 months preceding any such termination other than For Cause, or non-renewal or non-extension or (ii) occurs within the 90 day period following any such termination other than For Cause, or non-renewal or non-extension, in either of which cases, the Corporation shall be obligated to pay to Executive the amounts specified in Section 13b.

            e. BY EXECUTIVE FOR GOOD REASON. Executive may, at his option, upon thirty (30) days prior written notice to the Corporation, terminate his employment hereunder for Good Reason (as hereinafter defined), upon which termination, Executive shall be entitled to receive any Base Salary, and other compensation or benefits accrued but as yet unpaid on the date of Executive's termination, for Good Reason, but Executive shall not be entitled to receive any severance payments or benefits pursuant to Section 13 unless a Change of Control (as hereinafter defined) (i) has occurred within the 12 months preceding any such termination for Good Reason or (ii) occurs within the 90 day period following any such termination for Good Reason, in either of which cases, the Corporation shall be obligated to pay to Executive the amounts specified in Section 13b.

            f. VOLUNTARY TERMINATION BY EXECUTIVE. Executive may, at his option, upon thirty (30) days prior written notice to the Corporation, terminate his employment hereunder other than for Good Reason. In the event of a voluntary termination of his employment other than for Good Reason by the Executive pursuant to this Paragraph, Executive's rights to receive compensation and other benefits (other than any Base Salary accrued but as yet unpaid on the effective date of such termination) shall terminate on the effective

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     date of such termination, and Executive shall not be entitled to any severance payments or benefits pursuant to Section 13.

            g. GOOD REASON DEFINED. For purposes of this Agreement, the term "Good Reason" means:

                  (i) the Corporation, without Executive's express written consent, demotes him to a position and/or assigns him duties inconsistent with the position and/or duties described in Sections 1 or 2;

                  (ii) the Corporation's material breach of this Agreement, which the Corporation fails to cure within thirty (30) days after receipt of written notice thereof;

                  (iii) the relocation of the Corporation's operations, in their entirety, to a location that is more than fifty
                         (50) miles away from New Haven, Connecticut without Executive's prior consent; or

                  (iv) a reduction without Executive's consent, other than a de minimis reduction, by the Corporation in Executive's annual Base Salary as in effect on the date of this Agreement, as the same may be increased from time to time;

                  (v) without Executive's express written consent, the substantial adverse alteration in the nature or status of his position or responsibilities or the conditions of his employment from those in effect on the date of this Agreement;

                  (vi) without Executive's express written consent, the failure by the Corporation to continue in effect any material compensation or benefit plan in which Executive participates on or after the date of this Agreement, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, than existed on or after the date of this Agreement.

            h. CHANGE OF CONTROL DEFINED. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if the Corporation engages in a transaction that would be required to be reported in response to Item l(a) of the Current Report on Form 8-K, as in effect on January 1, 2003, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"); provided that, without limitation, such a "Change of Control" shall be deemed to have occurred if: (i) a third

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     Person, including a "group" as such term is used in Section 13(d)(3) of the
     Exchange Act, other than the trustee of any employee benefit plan of the Corporation, becomes the beneficial owner, directly or indirectly, of 35% or more of the combined voting power of the Corporation's outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; (ii) during any period of twenty-four (24) consecutive months individuals who, at the beginning of such consecutive twenty-four (24) month period, constitute the Board of Directors of the Corporation (the "BOARD") cease for any reason (other than retirement upon reaching normal retirement age, disability, or death) to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) the Corporation shall cease to be a publicly owned corporation having its outstanding Common Stock listed on the New York Stock Exchange or quoted in the NASDAQ National or Small Cap Market System, except where the delisting is related to a private purchase of the Corporation's stock by a group consisting of the Corporation's current officers. For these purposes, Incumbent Board means the Board as in existence twenty-four (24) months prior to the date the action is being considered. Notwithstanding the foregoing, if the Incumbent Board specifically determines in good faith that any transaction does not constitute a Change of Control for purposes of this Agreement such determination shall be conclusive and binding.

            i. PERSON DEFINED. For purposes of this Agreement, the term "Person" means any individual, corporation, association, partnership, limited partnership, limited liability company, limited liability partnership, organization, business, joint venture, sole proprietorship, governmental agency, entity or subdivision or other entity of any kind or nature.

            j. RESIGNATION FROM POSITIONS. In the event of termination or expiration of Executive's employment other than for death, Executive shall resign from all positions held in the Corporation, including without limitation any position as a director, officer, agent, trustee or consultant of the Corporation or any affiliate of the Corporation.

     13. SEVERANCE PAYMENTS.

            a. LIMITATION ON SEVERANCE. The parties recognize and agree that Executive shall not be entitled to receive any severance payments except as set forth in this Section 13, and Executive's right to receive compensation (other than any Base Salary and any vacation accrued but as yet unpaid on the effective date of termination) shall terminate on the effective date of termination of the Employment Term.

            b. SEVERANCE UPON CHANGE OF CONTROL.

                  (i) If the Corporation terminates Executive's employment or fails to renew or extend the Employment Term pursuant to Section 12d,

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                         and such termination, non-renewal or non-extension
                         occurs within the twelve (12) months following or 90 days preceding a Change of Control, as set forth in
                         Section 12d, or

                  (ii)   If Executive terminates his employment pursuant to
                         Section 12e and such termination occurs within twelve
                         (12) months following a Change of Control, as set forth in Section 12e,

     then the parties recognize and agree that actual damages to Executive would be difficult if not impossible to ascertain and agree that, in lieu of any other rights to which Executive may be entitled, the Corporation shall pay Executive, as severance pay or as liquidated damages, or both, a lump sum equal to one hundred fifty percent (150%) of Executive's annual Base Salary as in effect at the time of such termination or expiration. Such payment shall be made within thirty (30) days after such termination or expiration date.

                  (iii) Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (A) is deemed to be in connection with a Change of Control (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, its successors, any person whose actions result in a Change of Control or any corporation ("Affiliates") affiliated (or which, as a result of the completion of the transactions causing a Change of Control will become affiliated) with the Corporation within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") (collectively with the payments and benefits pursuant to this Agreement if deemed to be paid pursuant to a Change of Control, "Total Payments")) and (B) it is determined by the Corporation's independent certified accounting firm (the "Tax Advisor") that the Total Payments exceed 2.99 times the base amount (as such term is defined under Section 280G(b)(3) of the Code) but equal less than 4 times such base amount and that an excise tax is payable by Executive under Section 4999 of the Code, then the amount of payments to the Executive shall be reduced so that the payments do not exceed the limits then set forth in Section 280G of the Code.

                  (iv) Notwithstanding any other provisions of this Agreement or the provisions of subsection (iii) above, in the event that the Tax Advisor determines that the Total Payments would be subject (in whole or part), to an excise tax pursuant to Section 4999 of the Code (such tax hereinafter referred to as the "Excise Tax") and the Tax Advisor determines that the Total Payments equal or exceed four (4) times the base amount (as such term is defined under Section 280G(b)(3) of the Code), then the Total Payments shall be grossed up to the extent necessary to reflect any Excise Taxes due by Executive (and the income taxes attributable to the additional payment) so that the Executive will be entitled to a net amount equal to the Total Payments (the "Grossed-Up Payment"). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (A) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of this termination of employment shall be taken into account, (B) no portion of the Total Payments shall be taken into account which in the opinion of Tax Advisor does not constitute a "parachute payment" within the meaning of
                         Section 280G(b)(2) of the Code, (including by reason of Section 280(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payment shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount as defined in Section 280G(b)(3) of the Code allocable to such reasonable compensation, and
                         (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by Corporation in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Prior to the thirtieth day following the date of Executive's termination of employment, Corporation shall provide Executive with its calculation of the amounts referred to in this Section and such supporting materials as are reasonably necessary for Executive to evaluate Corporation's calculations but the Tax Advisor's calculations shall be used for purposes of any payments pursuant to this Section.

                  (v) If the Corporation's Tax Advisor determines that the Total Payments received or to be received by Executive fall under subparagraph (iii) above and upon audit by the Internal Revenue Service (the "IRS"), the IRS determines that an Excise Tax is due and payable due to the amount of the Total Payments received by Executive, notwithstanding the reductions in payments made under subparagraph (iii), then in lieu of any further reduction the Corporation agrees to make a Grossed-Up Payment calculated in the same manner as provided in subparagraph (iv) above.

                  (vi) In the event of any IRS audit concerning the Total Payments payable or paid to Executive, the Corporation may in its sole discretion choose to respond to the audit. If the Corporation chooses not to respond, then it shall be the sole responsibility of

                         Executive to respond to the audit. Each party shall reasonably cooperate with the other in any such proceedings.

            c. ACCELERATED VESTING. Notwithstanding any contrary vesting provisions of any restricted stock grant, stock option agreement or certificate granting Executive stock options or restricted stock of the Corporation during the Employment Term, upon a Change of Control, Executive's unvested stock options and restricted stock of the Corporation shall vest completely as of the date of termination or expiration of Executive's employment, and thereafter, Executive shall be permitted to exercise any and all vested options which he holds for a period of up to twelve (12) months following the date of termination or expiration of his employment to the extent permitted by applicable law.

            d. SEVERANCE BENEFITS. Except as set forth in this Section 13 or as otherwise required by law, Executive shall not be entitled to any severance payments or employee benefits under this Agreement after termination or expiration of Executive's employment, except that if Executive is entitled to severance payments under Section 13b, or if Executive's employment is terminated as a result of incapacity or disability, during the eighteen (18) month period (or such longer period which does not exceed twenty-four (24) months as may be provided by applicable law) following any termination or expiration of Executive's employment hereunder, the Corporation shall reimburse Executive for the cost of health insurance premiums for himself and his spouse and children, if any, incurred by Executive for any benefits continued pursuant to COBRA (Consolidated Omnibus Budget Reconciliation Act of 1986). If Executive elects not to maintain health insurance pursuant to COBRA, the Corporation is under no obligation to reimburse Executive for his otherwise elected coverage. Executive shall give the Corporation prompt notice of his re-employment and eligibility for benefits through his new employer., and Executive acknowledges that his eligibility for COBRA benefits shall expire upon such event. Thereafter, the Corporation shall not be required to reimburse Executive for the cost of the health insurance premiums described above.

            e. ELIGIBILITY FOR SEVERANCE; REQUIREMENT OF RELEASE. No severance due Executive hereunder shall be paid under this Agreement unless Executive first executes and agrees to be bound by a release of all claims, on a form provided by the Corporation, which releases any and all claims that Executive might have against the Corporation and contains terms reasonable and customary in such agreements.

     14. ADDITIONAL COVENANT AGAINST COMPETITION. If this Agreement is not renewed or extended, or is terminated for any reason or no reason, except Executive's death, whether by action of the Board or by the action of Executive, Executive hereby agrees to and is hereby bound by, and the Corporation shall compensate Executive for, a six (6) month extension of his covenants against competition set forth in Section 9 hereof. Accordingly, immediately upon any such non-renewal, or non-extension or termination of Executive's employment hereunder for any reason or no reason (other than Executive's death), in addition to any and all other amounts due from the Corporation to Executive hereunder, the Corporation shall make a lump sum payment to Executive equal to 150% of his Base Salary in consideration of said six (6) month extension of such above-described covenants. Provided, however, that such lump sum payment shall not be paid unless Executive first executes and agrees to be bound by a release of all claims, on a form provided by the Corporation, which releases any and all claims that Executive might have against the Corporation and contains terms reasonable and customary in such agreements.

     15. WAIVER. A party's failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

     16. GOVERNING LAW. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Connecticut without reference to its conflict of laws rules.

     17. SEVERABILITY. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

     18. NOTICE. Any and all notices required or permitted herein shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered personally, (b) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, or by certified mail, or (c) one day after delivery to a nationally recognized overnight courier service. The parties' respective addresses for such notices shall be those set forth below, or such other address or addresses as either party may hereafter designate in writing to the other.

     If to the Corporation: Genaissance Pharmaceuticals, Inc.
                            Five Science Park, Suite 2103
                            New Haven, CT 06511-1966
                            Attention: Chairman of the Board
                            Facsimile No.: (203) 492-4473

     With a copy to:        Robinson & Cole LLP
                            280 Trumbull Street
                            Hartford, CT 06103-3597
                            Attention: Felicia DeDominicis, Esq.
                            Facsimile No.: (860) 275-8299

     If to Employee:        Kevin Rakin
                            14 Side Hill Road
                            Westport, CT 06880

     With a copy to:        Bingham McCutchen LLP
                            150 Federal Street
                            Boston, MA 02110
                            Attention: Victor Paci, Esq.
                            Facsimile No.: (617) 951-8736

     19. ASSIGNMENT. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, and legal representatives, which, in the case of the Corporation, shall mean only an entity with which the Corporation, may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Executive under this Agreement, being personal, may not be delegated by the Executive.

     20. AMENDMENTS. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing and signed by the Corporation and Executive and expressly referring to this Agreement.

     21. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding by and between Executive and the Corporation with respect to the employment of Executive and supersedes all existing agreements between the Corporation and Executive with respect to such subject matter. No representations, promises, agreements, or understandings, written or oral, relating to the employment of Executive by the Corporation, or any of its officers, directors, employees, or agents, not contained herein shall be of any force or effect, provided that, Sections 4, 5, 6, 7, 8, and 9 shall be supplemental to any other agreement of Executive with the Corporation related to the matters identified therein. Without limiting the generality of the foregoing, that certain Employment Agreement, dated as of August 24, 1998, between the Corporation and Executive (as heretofore amended) is hereby terminated and shall be of no further force or effect.

     22. NO UNDUE INFLUENCE; CONSTRUCTION. This Agreement is executed voluntarily and without any duress or undue influence. Executive acknowledges that he has read this Agreement and executed it with his full and free consent. No provision of this Agreement shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Agreement.

     23. REFERENCES TO GENDER AND NUMBER TERMS. In construing this Agreement, feminine pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.

     24. COUNTERPARTS; HEADINGS; SECTIONS. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of any original but all of which taken together shall constitute but one and the same instrument. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement. All references to "Sections" and "Paragraphs" in this Agreement refer to the various corresponding sections and paragraphs of this Agreement.

     25. SURVIVAL. The covenants and agreements contained in Sections 7 through 9 shall survive any termination of Executive's employment with the Corporation to the extent set forth in such Sections 7 through 9.

     26. ARBITRATION. Executive and the Corporation shall submit any disputes arising under this Agreement to an arbitration panel conducting a binding arbitration in Hartford, Connecticut or at such other location as may be agreeable to the parties, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of such arbitration (the "RULES"), and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof; provided, however, that nothing herein shall impair the Corporation's right to seek equitable relief for any breach or threatened breach of Section 8 or Section 9. The award of the arbitrators shall be final and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accountings presented to the arbitration panel. The parties hereto further agree that the arbitration panel shall consist of one (1) person mutually acceptable to the Corporation and Executive, provided that if the parties cannot agree on an arbitrator within thirty (30) days of filing a notice of arbitration, the arbitrator shall be selected by the manager of the principal office of the American Arbitration Association serving Hartford County in the State of Connecticut. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless (i) the party prevails on a claim for which attorney's fees and expenses are recoverable under the Rules and those amounts are included as part of the award or (ii) Executive prevails on a claim for breach of this Agreement after the Corporation has terminated Executive pursuant to Section 12c(ix) hereof, in which case, the Corporation will pay for Executive's above-described fees and expenses related to such claim). Any action to enforce or vacate the arbitrator's award shall be governed by the federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Corporation or Executive pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for in this Paragraph, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorneys' fees related to such action. EACH OF EXECUTIVE AND THE CORPORATION ACKNOWLEDGES AND EXPRESSLY AGREES THAT THIS ARBITRATION PROVISION CONSTITUTES A VOLUNTARY WAIVER OF TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH EXECUTIVE AND THE CORPORATION MAY BE PARTIES ARISING OUT OF OR PERTAINING TO THIS AGREEMENT.

                       THE NEXT PAGE IS THE SIGNATURE PAGE

     IN WITNESS WHEREOF, the Corporation and Executive have duly executed this Agreement on the dates set forth below.

                         CORPORATION:

                         GENAISSANCE PHARMACEUTICALS, INC.


                         By: /s/ Ben D. Kaplan
                             --------------------------------------
                            Name: Ben D. Kaplan
                            Its: SVP and Chief Financial Officer

                         Date:   2/23/04
                               --------------------------------------


                         EXECUTIVE:


                         /s/ Kevin Rakin
                         --------------------------------------
                         Name: Kevin Rakin


                         Date:   2/23/04
                               --------------------------------------

     Personally appeared, Ben D. Kaplan, SVP and Chief Financial Officer of Genaissance Pharmaceuticals, Inc., who acknowledged that the execution of this Agreement was his free act and deed, and the free act and deed of the Corporation, before me, this 23rd day of February, 2004.


/s/ Marcia Passavant
-------------------------------
Notary Public
My Commission Expires: 12/31/06

     Personally appeared, Kevin Rakin, who acknowledged that the execution of this Agreement was his free act and deed, before me, this 23rd day of February, 2004.


/s/ Marcia Passavant
-------------------------------
Notary Public
My Commission Expires: 12/31/06